Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports 2018 Results; Reaffirms 2019 Goals and Multi-year Share Repurchase Program

Highlights

•    Full-year and fourth quarter U.S. GAAP earnings per diluted share of $1.29 and 44 cents, respectively, vs. full-year and fourth quarter 2017 results of $1.05 and 45 cents, respectively

•    Full-year and fourth quarter comparable earnings per diluted share of $2.20 and 55 cents, respectively, vs. full-year and fourth quarter comparable results of $2.04 and 60 cents in 2017, respectively

•    Grew global beverage can volumes over 2 percent in 2018

•    Grew global aluminum aerosol volumes by 5 percent in 2018

•    Achieved aerospace contracted backlog in excess of $2.2 billion; additional capital deployed to support growth

•    Executed EVA®-enhancing sale of U.S. steel packaging business and announced sale of Chinese beverage manufacturing plants

•    Delivered strong 2018 free cash flow of $750 million after capital expenditures in excess of $800 million

•    Returned approximately $850 million to shareholders in 2018

•    Reaffirming 2019 goals of $2 billion of comparable EBITDA, in excess of $1 billion of free cash flow and returning in excess of $1 billion to shareholders

BROOMFIELD, Colo., Jan. 31, 2019 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, full-year 2018 net earnings attributable to the corporation of $454 million (including the net effect of after-tax charges of $321 million, or 91 cents per diluted share for the U.S. Tax Cuts and Jobs Act, business consolidation and other non-comparable costs) or $1.29 per diluted share, on sales of $11.6 billion, compared to $374 million net earnings attributable to the corporation, or $1.05 per diluted share (including the net effect of after-tax charges of $354 million, or 99 cents per diluted share for the U.S. Tax Cuts and Jobs Act, business consolidation and other non-comparable costs), on sales of $11.0 billion in 2017. Ball’s full-year 2018 comparable net earnings were $775 million, or $2.20 per diluted share, compared to $728 million, or $2.04 per diluted share in 2017.

Fourth quarter 2018 net earnings attributable to the corporation, on a U.S. GAAP basis, were $151 million, or 44 cents per diluted share, on sales of $2.8 billion compared to $159 million, or 45 cents per diluted share, on sales of $2.7 billion in the fourth quarter of 2017. Ball’s fourth quarter 2018 comparable net earnings were $191 million, or 55 cents per diluted share versus fourth quarter 2017 comparable net earnings of $213 million or 60 cents per diluted share.

Results reflect the sale of the company’s U.S. steel food and steel aerosol business effective July 31, 2018, and the two-for-one stock split effective May 16, 2017. References to volume data represent units shipped in respective periods. Details of comparable segment earnings, business consolidation activities and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Our improved 2018 results were driven by growing global demand for our metal packaging products and aerospace capabilities, as well as numerous initiatives to lower corporate costs, and in the second half, were partially offset by the July 2018 sale of the U.S. steel food and steel aerosol business, the transition away from a beverage ends supply agreement in Brazil and the negative impact of poor quality aluminum can sheet from a U.S.-based supplier,” said John A. Hayes, chairman, president and chief executive officer.

“Ball Corporation begins the year well positioned to achieve our 2019 goals of $2 billion in comparable EBITDA and in excess of $1 billion in free cash flow due to continuing strong demand for environmentally favored aluminum packaging and our strong and growing aerospace backlog. With cash flow growing, leverage at optimal levels and the board’s recent 50 million share repurchase authorization, the company plans to return in excess of $1 billion to shareholders in 2019 and beyond through a combination of share repurchases and dividends.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the full-year 2018 were $551 million on sales of $4.6 billion compared to $533 million on sales of $4.2 billion in 2017. Segment comparable operating earnings in the fourth quarter of 2018 were $128 million on sales of $1.1 billion, compared to $133 million on sales of $1.0 billion in the fourth quarter of 2017.

Full-year results improved due to mid-single digit specialty can volume growth and continued favorable packaging mix shift to cans in the sparkling water, import beer, craft beer, wine and energy categories, and were partially offset by start-up costs related to our new, four-line Goodyear, Arizona, facility, higher freight costs and aluminum can sheet quality issues late in the year.

During the quarter, initial cost savings from the North America plant optimization program and volume growth were more than offset by the U.S. aluminum can sheet quality issue which led to operational inefficiencies across our plant network.

In 2019, annual net fixed cost savings in the range of $50 million associated with the North American optimization program, volume growth, lower start-up costs and improved aluminum can sheet quality are expected to add significantly to results.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for the full year of 2018 were $313 million on sales of $1.7 billion, compared to $333 million on sales of $1.7 billion in 2017. Segment comparable operating earnings in the fourth quarter 2018 were $78 million on sales of $472 million compared to $128 million on sales of $547 million during the same period in 2017.

Full-year and fourth quarter results reflect the previously disclosed conclusion of the third-party end sales agreement as part of the Rexam acquisition and the loss of certain business in Brazil. Post-presidential election industry can demand has been stronger than expected and announced can line expansions in Argentina, Chile and Paraguay, including the relocation of equipment from previously closed facilities, will serve the growing demand for aluminum beverage packaging across our South American customer base.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings for the full year of 2018 were $282 million on sales of $2.6 billion, compared to $233 million on sales of $2.4 billion in 2017. For the fourth quarter 2018, comparable segment operating earnings were $63 million on sales of $624 million compared to $49 million on sales of $536 million during the same period in 2017.

Full year and fourth quarter segment earnings reflect strong can demand across Europe and Russia as well as improved efficiencies related to streamlining processes and optimizing our plant network. Segment volume was driven by favorable weather conditions and packaging mix shift to cans in the water, carbonated soft drink and beer categories. The company’s new aluminum beverage can facility near Madrid, Spain, completed ramp up of its two production lines during the quarter and the San Martino, Italy, beverage can facility ceased operations at year-end.

Positive volume momentum continues as certain customers begin to adjust a portion of their packaging mix to aluminum beverage packaging from single-serve plastics, particularly in the United Kingdom.

Aerospace

Aerospace comparable segment operating earnings for the full-year 2018 were $113 million on sales of $1.2 billion, compared to $98 million on sales of $991 million in 2017. For the fourth quarter 2018, comparable operating earnings were $38 million on sales of $359 million, and $28 million on sales of $257 million during the same period in 2017. Year-end 2018 contracted backlog exceeded $2.2 billion, a 26 percent improvement year-over-year.

The company has hired more than 900 people into this business with an additional 600 employees required within the next twelve months. Initial facility expansions in Westminster and Boulder, Colorado, were completed in the fourth quarter and additional growth capital is anticipated during 2019. Contracts already won, but not yet booked into current contracted backlog, are approximately $4.7 billion. To date, the U.S. government shutdown has had minimal effect on our business and we continue to expect quarterly year-over-year segment earnings improvement throughout 2019.

Outlook

“The company’s financial position is strong and our debt portfolio is well positioned at low, fixed rates. Given the strength of our cash flow, we have the flexibility to invest when necessary and continue to return every available dollar of free cash flow to shareholders in 2019 and beyond,” said Scott C. Morrison, senior vice president and chief financial officer.

“Achieving our 2019 financial goals that we laid out in mid-2016 is within sight. The team remains focused on commercializing our sustainable aluminum packaging solutions across our customers’ product categories while also supporting unprecedented growth in our aerospace business. In 2019, we look forward to exceeding our long-term 10 to 15 percent diluted earnings per share growth goal,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 17,500 people worldwide and reported 2018 net sales of $11.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its fourth quarter 2018 earnings call today at 9 a.m. Mountain time  (11 a.m. Eastern). The North American toll-free number for the call is 800-268-2160. International callers should dial 303-223-2691. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/m6/p/mvphv74c

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on January 31, 2019, until 11 a.m. Mountain time on February 7, 2019. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21913184.  A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” “targets,” “likely,” “positions” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; footprint adjustments and other manufacturing changes; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates, including due to the effects of the 2017 U.S. Tax Cuts and Jobs Act; and tariffs or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials,  such as pursuant to section 232 of the U.S. Trade Expansion Act of 1962; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit, including the partial government shutdown; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Condensed Financial Statements (Fourth Quarter 2018)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2018	2017	2018	2017

Net sales	$2,803	$2,747	$11,635	$10,983

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,246)	(2,134)	(9,329)	(8,717)
Depreciation and amortization	(173)	(190)	(702)	(729)
Selling, general and administrative	(126)	(116)	(478)	(514)
Business consolidation and other activities	(60)	32	(191)	(221)
	(2,605)	(2,408)	(10,700)	(10,181)

Earnings before interest and taxes	198	339	935	802

Interest expense	(75)	(69)	(301)	(285)
Debt refinancing and other costs	-	(2)	(1)	(3)
Total interest expense	(75)	(71)	(302)	(288)
Earnings before taxes	123	268	633	514
Tax (provision) benefit	35	(117)	(185)	(165)
Equity in results of affiliates, net of tax	(9)	8	5	31

Net earnings	149	159	453	380

Net earnings attributable to noncontrolling interests	2	-	1	(6)

Net earnings attributable to Ball Corporation	$151	$159	$454	$374

Earnings per share:
Basic	$0.45	$0.45	$1.32	$1.07
Diluted	$0.44	$0.45	$1.29	$1.05

Weighted average shares outstanding (000s):
Basic	337,922	349,639	344,796	350,269
Diluted	346,274	356,384	352,321	356,985

Condensed Financial Statements (Fourth Quarter 2018)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2018	2017

Cash Flows from Operating Activities:
Net earnings	$453	$380
Depreciation and amortization	702	729
Business consolidation and other activities	191	221
Deferred tax provision (benefit)	35	82
Other, net (a)	95	(268)
Changes in working capital	90	334
Cash provided by (used in) operating activities (a)	1,566	1,478
Cash Flows from Investing Activities:
Capital expenditures	(816)	(556)
Business dispositions	539	(2)
Other, net	71	13
Cash provided by (used in) investing activities	(206)	(545)
Cash Flows from Financing Activities:
Changes in borrowings, net	(178)	(861)
Net issuances (purchases) of common stock	(711)	(76)
Dividends	(137)	(129)
Other, net	(14)	(7)
Cash provided by (used in) financing activities	(1,040)	(1,073)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(51)	(8)
Change in cash, cash equivalents and restricted cash (a)	269	(148)
Cash, cash equivalents and restricted cash - beginning of period (a)	459	607
Cash, cash equivalents and restricted cash - end of period (a)	$728	$459

(a)	Amounts in 2017 have been retrospectively adjusted to reflect the adoption on January 1, 2018, of new accounting guidance regarding the treatment of restricted cash in the statement of cash flows.

Condensed Financial Statements (Fourth Quarter 2018)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2018	2017

Assets
Current assets
Cash and cash equivalents	$721	$448
Receivables, net	1,802	1,634
Inventories, net	1,271	1,526
Other current assets	146	150
Total current assets	3,940	3,758
Property, plant and equipment, net	4,542	4,610
Goodwill	4,475	4,933
Intangible assets, net	2,188	2,462
Other assets	1,409	1,406

Total assets	$16,554	$17,169

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$219	$453
Payables and other accrued liabilities	3,876	3,654
Total current liabilities	4,095	4,107
Long-term debt	6,510	6,518
Other long-term liabilities	2,387	2,498
Shareholders' equity	3,562	4,046

Total liabilities and shareholders' equity	$16,554	$17,169

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of  non-reportable segments located in Africa, Middle East and Asia (beverage packaging, AMEA) and Asia Pacific (beverage packaging, Asia Pacific) that manufacture and sell metal beverage containers; a non-reportable segment that manufactures and sells aerosol containers, extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack. After the sale, Ball’s 49 percent ownership of Ball Metalpack's financial results is reported in equity in results of affiliates, net of tax, within Ball's consolidated statements of earnings. The financial results of Ball’s remaining non-reportable aerosol packaging segment are reported within Other in the tables below. As a result of the sale, the results of operations for 2018 and prior year comparative periods of the entire former food and aerosol packaging reportable segment are included as a non-reportable segment within Other in the segment tables below.

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

1. Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2018	2017	2018	2017

Net sales
Beverage packaging, North and Central America	$1,113	$998	$4,626	$4,178
Beverage packaging, South America	472	547	1,701	1,692
Beverage packaging, Europe	624	536	2,619	2,360
Aerospace	359	257	1,196	991
Reportable segment sales	2,568	2,338	10,142	9,221
Other (b)	235	409	1,493	1,762
Net sales	$2,803	$2,747	$11,635	$10,983

Comparable operating earnings
Beverage packaging, North and Central America	$128	$133	$551	$533
Beverage packaging, South America	78	128	313	333
Beverage packaging, Europe	63	49	282	233
Aerospace	38	28	113	98
Reportable segment comparable operating earnings	307	338	1,259	1,197

Other (a)(b)	(9)	12	31	23
Comparable operating earnings	298	350	1,290	1,220
Reconciling items
Business consolidation and other activities	(60)	32	(191)	(221)
Amortization of acquired Rexam intangibles	(40)	(42)	(164)	(162)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	(1)	-	(35)
Earnings before interest and taxes	198	339	935	802
Interest expense	(75)	(69)	(301)	(285)
Debt refinancing and other costs	-	(2)	(1)	(3)
Total interest expense	(75)	(71)	(302)	(288)
Earnings before taxes	$123	$268	$633	$514

(a)

Includes undistributed corporate expenses, net, of $21 million and $22 million for the three months ended December 31, 2018 and 2017, respectively, and $85 million and $128 million for the year ended December 31, 2018 and 2017, respectively.

(b)

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack. After the sale, Ball’s 49 percent ownership of Ball Metalpack's financial results is reported in equity in results of affiliates, net of tax, within Ball's consolidated statements of earnings. The financial results of Ball’s remaining non-reportable aerosol packaging segment are reported within Other in this table. As a result of the sale, the results of operations for 2018 and prior year comparative periods of the entire former food and aerosol packaging reportable segment are included as a non-reportable segment within Other in this table.

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

2. Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2018	2017	2018	2017

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Birmingham, Chatsworth and Longview facility closures (1)	$10	$-	$6	$(33)
Reidsville facility closure costs (2)	-	(2)	(2)	(9)
Individually insignificant items	-	-	(10)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(8)	(9)	(31)	(32)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	-	-	(6)
Total beverage packaging, North and Central America	2	(11)	(37)	(85)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes gain (3)	2	-	18	-
Facility closure costs (4)	(4)	-	(4)	-
Individually insignificant items	2	(1)	(3)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(56)	(56)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	-	-	(14)
Total beverage packaging, South America	(14)	(15)	(45)	(75)

Beverage packaging, Europe
Business consolidation and other activities
Recklinghausen closure costs (5)	(3)	(19)	(18)	(81)
Rexam transaction related costs	-	(2)	-	(4)
San Martino facility closure costs (6)	(26)	-	(26)	-
Individually insignificant items	(3)	1	(5)	(4)
Other non-comparable items
Amortization of acquired Rexam intangibles	(17)	(17)	(70)	(67)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	(1)	-	(19)
Total beverage packaging, Europe	(49)	(38)	(119)	(175)

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Other
Business consolidation and other activities
Pension settlement and curtailments (7)	(22)	(3)	(36)	(44)
Divestment Business indemnities (8)	-	-	(2)	(34)
Rexam acquisition related compensation arrangements (9)	(4)	(3)	(23)	(25)
Gain on sale of Hubbard facility	-	-	-	15
Cost consolidation charges (10)	-	-	(4)	-
Loss on sale of U.S. steel food and steel aerosol business (11)	(3)	-	(41)	-
Gain on sale of the Divestment Business	-	69	-	55
Weirton facility closure costs	-	(1)	-	(7)
Rexam transaction related costs	-	-	-	(12)
Transaction related and other costs for the U.S. steel food and steel aerosol sale (12)	(3)	-	(13)	-
Transaction related costs for the China business sale (13)	(2)	-	(2)	-
Individually insignificant items	(4)	(7)	(26)	(28)
Other non-comparable items
Share of equity method affiliate non-comparable costs (14)	(8)	-	(8)	-
Amortization of acquired Rexam intangibles	(1)	(2)	(7)	(7)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	-	-	4
Total other	(47)	53	(162)	(83)

Total business consolidation and other activities	(60)	32	(191)	(221)
Total other non-comparable items	(48)	(43)	(172)	(197)
Total non-comparable items	(108)	(11)	(363)	(418)

Foreign exchange loss on revaluation of Brazilian deferred tax balances (15)	(11)	-	(26)	-
Impact of U.S. tax reform (16)	45	(83)	45	(83)
Tax effect related to the sale of U.S. steel food and steel aerosol business	-	-	(63)	-
Tax effect on business consolidation and other activities	23	29	44	96
Tax effect on other non-comparable items	11	13	43	54
Total non-comparable tax items	68	(41)	43	67
Total non-comparable items, net of tax	$(40)	$(52)	$(320)	$(351)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants ceased production during the third quarter of 2018.

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

Expense for 2018 and 2017 was comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.  In December 2018, the company completed the sale of its closed manufacturing facility in Chatsworth, California, and recorded a gain on sale of $18 million.

(2)

In December 2016, the company announced the closure of its beverage packaging manufacturing facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. Charges in 2018 and 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(3)

During the year ended 2018, the Company recorded a gain related to indirect tax contingencies in Brazil as these amounts have been realized.  Our Brazilian subsidiaries filed lawsuits in 2014 and 2015 to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities as a result of a tax on a tax being charged.  The amounts recorded in business consolidation and other activities related to periods prior to 2018. As these cases are resolved and the amounts claimed become realizable, the company will record gains, which may result in material reimbursements to the company and cannot be estimated at this time.

(4)

Charges in 2018 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs related to restructuring activities, including the Cuiabá, Brazil facility closure.

(5)

In July 2017, the company closed its beverage packaging manufacturing facility in Recklinghausen, Germany. Charges recorded in 2018 and 2017 were comprised of employee severance and benefits, facility shutdown costs and other associated costs.

(6)

In the fourth quarter of 2018, the company closed its beverage packaging manufacturing facility in San Martino,  Italy. Charges were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(7)

During 2018 and 2017, the company incurred settlement losses related to the purchase of non-participating group annuity contracts to settle a portion of the projected pension benefit obligations in certain Ball U.S. defined benefit pension plans and to lump sums paid in the normal course of business.

(8)

During 2018 and 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer of the beverage packaging business that was required to be sold in conjunction with the Rexam acquisition.

(9)	During 2018 and 2017, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(10)

During 2018, the former food and aerosol packaging segment recorded charges for employee severance and benefits, asset impairment, accelerated depreciation and inventory impairment related to cost consolidation activities.

(11)	On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business, recording a loss on sale.

(12)	During 2018, the company incurred professional fees and other costs related to the sale of the U.S. steel food and steel aerosol packaging business.

(13)	In December 2018, the company announced an agreement to sell its beverage packaging facilities in China and incurred professional fees and other costs related to the pending sale.

(14)

During 2018, the company recorded its proportional share of non-comparable costs of its equity method affiliate, Ball Metalpack.  The charges are for purchase accounting related to inventory step-up and intangible amortization, as well as business consolidation costs. These charges were recorded in the line Equity in results of affiliates, net of tax by Ball in the Unaudited Condensed Consolidated Statements of Earnings.

(15)

During 2018, the company incurred foreign exchange losses on its deferred tax balances in Brazil following the devaluation of the Brazilian real against the U.S. dollar. Foreign exchange gains and losses on the deferred tax balances were not significant in previous years.

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

(16)

On December 22, 2017, the Tax Cuts and Jobs Act (the Act) was signed into law. The Act significantly changed U.S. income tax law by, amongst other things, reducing the U.S. federal income tax rate from 35 percent to 21 percent, transitioning from a global tax system to a modified territorial tax system, eliminating the domestic manufacturing deduction and limiting the tax deductions for interest expense and executive compensation. In the fourth quarter of 2017, the company recorded a tax charge for the estimated impact of the mandatory deemed repatriation of its foreign earnings and revaluation of its U.S. deferred tax assets and liabilities. The company finalized its accounting for the Act during the fourth quarter of 2018 and revised the tax impact accordingly.

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.  We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items.  These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2018	2017	2018	2017

Net earnings attributable to Ball Corporation	$151	$159	$454	$374
Add: Business consolidation and other activities	60	(32)	191	221
Add: Amortization of acquired Rexam intangibles	40	42	164	162
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	1	-	35
Add: Share of equity method affiliate non-comparable costs	8	-	8	-
Add: Debt refinancing and other costs	-	2	1	3
Less: Non-comparable taxes	(68)	41	(43)	(67)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$191	$213	$775	$728
Per diluted share before above transactions	$0.55	$0.60	$2.20	$2.04

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2018	2017	2018	2017

Net earnings attributable to Ball Corporation	$151	$159	$454	$374
Add: Net earnings attributable to noncontrolling interests	(2)	-	(1)	6
Net earnings	149	159	453	380
Less: Equity in results of affiliates, net of tax	9	(8)	(5)	(31)
Add: Tax provision (benefit)	(35)	117	185	165
Earnings before taxes	123	268	633	514
Add: Total interest expense	75	71	302	288
Earnings before interest and taxes	198	339	935	802
Add: Business consolidation and other activities	60	(32)	191	221
Add: Amortization of acquired Rexam intangibles	40	42	164	162
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	1	-	35
Comparable Operating Earnings	$298	$350	$1,290	$1,220

Notes to the Condensed Financial Statements (Fourth Quarter 2018)

A summary of Comparable EBITDA and Net Debt is as follows:

Year Ended
($ in millions, except ratios)	December 31, 2018

Net earnings attributable to Ball Corporation	$454
Add: Net earnings attributable to noncontrolling interests	(1)
Net earnings	453
Less: Equity in results of affiliates, net of tax	(5)
Add: Tax provision (benefit)	185
Net earnings before taxes	633
Add: Total interest expense	302
Earnings before interest and taxes (EBIT)	935
Add: Business consolidation and other activities	191
Add: Amortization of acquired Rexam intangibles	164
Comparable Operating Earnings	1,290
Add: Depreciation and amortization	702
Less: Amortization of acquired Rexam intangibles	(164)
Comparable EBITDA	$1,828

Interest expense	$(301)

Total debt at December 31, 2018	$6,729
Less: Cash and cash equivalents	(721)
Net Debt	$6,008

Comparable EBITDA/Interest Expense (Interest Coverage)	6.1x
Net Debt/Comparable EBITDA	3.3x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Free Cash Flow - Management internally uses a free cash flow measure to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Free cash flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; however, it may be adjusted for items that affect comparability between periods. Based on the company's definition, free cash flow for 2018 was:

Total cash provided by operating activities	$1,566
Less: Capital expenditures	(816)
Free cash flow	$750